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Exhibit 4.2

    THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAW OR AN OPINION OF COUNSEL ACCEPTABLE TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH LAWS. THE CONVERSION OF THIS NOTE IS SUBJECT TO THE APPLICABLE REQUIREMENTS OF THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$5,000,000.00 February 28, 2001

    FOR VALUE RECEIVED, the undersigned, US Search.com Inc., a Delaware corporation ("Borrower"), promises to pay to Pequot Private Equity Fund II, L.P. ("Holder"), the principal sum of Five Million Dollars ($5,000,000.00) with interest from the date hereof, at the rate of seven percent (7%) per annum on the unpaid balance until paid or until default, both principal and interest being payable in lawful money of the United States of America, at 500 Nyala Farm Road, Westport, Connecticut 06880, or at such place as the Holder may designate in writing. The principal and interest shall be due and payable as follows:

  (i)
  The entire unpaid balance shall be due and payable on such date as is six (6) months from the date hereof (the "Due Date"); and

  (ii)
  Interest shall be due and payable on the Due Date. All computations of interest payable hereunder shall be on the basis of a 360-day year and actual days elapsed in the period of which such interest is payable.

    1.  Conversion.

    (a)
    In the event that

           (i) the Borrower and the Holder shall enter an agreement or agreements (the "Financing Agreements") for the Holder's purchase of capital stock of the Borrower and the exchange by the Holder of issued and outstanding capital stock of the Borrower on the terms and subject to the conditions generally set forth in the Summary of Terms for Preferred Stock Issuance/Restructuring of Series A-1 Preferred Stock (the "Summary of Terms") dated as of February 19, 2001 between the Borrower and the Holder (the agreement or agreements and such terms and conditions being referred to as the "Financing"), and

          (ii) the Borrower shall have received approval from its stockholders of the Financing or the approval of Nasdaq to the effect that the Borrower may complete the Financing without soliciting the approval of all holders of capital stock of the Borrower; provided, however that this subsection (ii) shall not apply if the Borrower's common stock, par value $.001 per share (the "Common Stock"), is no longer subject to the Rules and Regulations of the Nasdaq Stock Market, Inc.,

within ten (10) business days following the satisfaction of the conditions set forth in the foregoing clauses (i) and (ii), all amounts of principal and accrued interest under this Note shall be converted (within such period, the exact date upon which such conversion will occur being determined by the Holder in its discretion) into shares of the Borrower's then newly authorized, fully paid and non-assessable shares of Series A-1 Preferred Stock in accordance with the Financing (such shares being the "Financing Shares"), on the terms and with the rights, preferences and privileges as are set forth in the Financing Agreements. Upon such conversion, in addition to any shares or other instruments received by the Holder through the Financing, the Holder shall receive the number of

Financing Shares calculated by dividing the amount of principal and accrued interest due under this Note by the price per share of the Financing Shares paid by the Holder in the Financing.

        (b) If a Financing does not occur on or before the Due Date, or if a Financing has not occurred and an Acceleration Event (as defined below) occurs prior to the Due Date, then on the Due Date or upon the consummation of an Acceleration Event, as the case may be, all amounts of principal and accrued interest due under this Note, including any amounts accruing pursuant to Section 3.3 hereof, shall, at the option of the Holder:

           (i) become due and payable in full; or

          (ii) be converted (the "Conversion") into such number of fully paid and non-assessable shares (the "Conversion Shares") of the Borrower's Series A Convertible Preferred Stock, $0.001 par value per share ("Series A Preferred") having the same terms, preferences and conditions as were in effect on September 7, 2000 (including an initial conversion price of $1.70 per share of Common Stock), as shall be determined by dividing the outstanding amount of principal and accrued interest due under this Note by $100.00 (as adjusted to reflect any stock splits, reverse splits, stock dividends, recapitalizations or similar events having occurred since September 7, 2000). Borrower shall not issue fractional shares but shall pay the dollar equivalent of any fractional shares on such closing date.

An "Acceleration Event" shall be deemed to have occurred if (i) Borrower, or a subsidiary thereof, shall merge or consolidate with or into another entity such that the shareholders of Borrower prior to such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) Borrower shall sell or otherwise dispose of all or substantially all of its assets, or (iii) Borrower shall liquidate, (iv) any transaction or series of transactions shall occur which results in the holders, as of the date hereof, of a majority in interest of the capital stock of the Borrower entitled to vote for the election of directors no longer holding such a majority in interest, or (v) the occurrence of a Material Adverse Effect (as hereinafter defined).

    2.  Borrower Representations.  Subject to and except as disclosed by the Borrower in Exhibit A hereto, the Borrower hereby represents and warrants to the Holder as follows:

      2.1.  Organization and Qualification.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or proposed to be conducted. The Borrower is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where it owns or leases real property or maintains employees or where the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. For purposes of this Note, "Material Adverse Effect" shall mean a material adverse effect (i) on the business, operations, prospects, properties, earnings, assets, liabilities or condition (financial or other) of the Borrower and any subsidiary of the Borrower, taken as a whole, or (ii) on the ability of the Borrower or any subsidiary of the Borrower to perform its obligations hereunder or under any of the other agreement or instrument to which the Borrower and the Holder are a party; provided, however that a delisting from the Nasdaq Stock Market will not be a Material Adverse Effect for any purposes hereunder.

      2.2.  Certificate of Incorporation and Bylaws.  The Borrower has delivered to the Holder true, correct and complete copies of the Borrower's Certificate of Incorporation and bylaws, as amended and in force on the date hereof.

      2.3.  Capitalization.  The authorized capital stock of the Borrower consists of: (1) 40,000,000 shares of Common Stock, of which (i) 17,908,244 shares are issued and outstanding and

  (ii) 8,341,106 have been reserved for issuance upon the conversion of any outstanding Preferred Stock of the Borrower, and (2) 1,000,000 shares of Preferred Stock, $0.001 par value per share, of which (i) 350,000 shares have been designated as Series A Preferred, (ii) 100,000 shares are issued and outstanding and (iii) 75,000 shares are reserved for issuance upon the Conversion and upon exercise of that certain Warrant, dated as of September 7, 2000, in the name of the Holder. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. Shares of the authorized Common Stock (as adjusted to reflect stock splits, stock dividends, conversion price adjustments and similar events) have been reserved as follows: (i) 5,872,098 shares of the authorized Common Stock have been reserved for issuance upon conversion of the Preferred Stock; and (ii) 12,000,650 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of stock options granted or to be granted after the date hereof under the Borrower's Amended and Restated 1998 Stock Incentive Plan and the 2000 Stock incentive Plan (the "Option Plans"). As of the date hereof and immediately prior to the issuance of the Note, all issued and outstanding shares of the Borrower's capital stock have been duly authorized and validly issued, are fully paid and nonassessable and owned of record, and to the Borrower's knowledge, beneficially. Except as aforesaid and as set forth on Exhibit A hereto, there are no options, warrants, conversion privileges, or preemptive or other rights or agreements presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the capital stock or other securities of the Borrower. Except as aforesaid and as contemplated herein, and other than that certain Stockholders Agreement, dated as of September 7, 2000, by and among the Borrower, the Holder and The Kushner-Locke Company, the Borrower is not a party or subject to any agreement or understanding that affects or relates to the voting or giving of written consents with respect to any security, or the voting by a director, of the Borrower. Except as aforesaid, to the Borrower's knowledge, no stockholder has granted options or other rights to any person (other than the Borrower) to purchase any shares of Common Stock or other equity securities of the Borrower from such stockholder. Except as aforesaid and as set forth on Exhibit A hereto, the Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise to acquire or retire any shares of its capital stock. Since its initial public offering on June 24, 1999, the Borrower has not declared or paid any dividend or made any other distribution of cash, stock or other property to its stockholders. All of the issued and outstanding shares of capital stock of the Borrower listed on Exhibit A have been offered, issued and sold by the Borrower in compliance with applicable Federal and state securities laws.

      2.4.  Issuance of Note and Financing Shares.  The issuance and delivery of the Note, and the issuance and delivery of the equity securities issuable upon the completion of the Financing described in Section 1(a) hereto (the "Financing Shares") or upon the Conversion described in Section 1(b) hereto, and the issuance and delivery of the equity securities issuable upon conversion of the Financing Shares or the Conversion Shares, as the case may be (the "Subsequent Shares"), have been, or will be prior to issuance, duly authorized by all necessary corporate action on the part of the Borrower. The Conversion Shares have been duly reserved for issuance. Any shares of Common Stock that are not issued and outstanding as of the date hereof, are not reserved for issuance and are not so described as being reserved in Section 2.3 hereof have been duly reserved for issuance as Subsequent Shares. Each of the Financing Shares, the Conversion Shares and the Subsequent Shares, when and the extent issued will be duly and validly issued, fully paid and nonassessable.

      2.5.  Authority for Agreement.  The execution, delivery and performance by the Borrower of this Note, and the consummation by the Borrower of the transactions contemplated hereby, have been or will be duly authorized by all necessary corporate action. This Note has been duly executed and delivered by the Borrower and constitutes a valid and binding obligation of the Borrower enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors, rules and laws governing specific performance, injunctive relief, and other equitable remedies and principles of public policy. The execution of and performance of the transactions contemplated by this Note and compliance with its provisions by the Borrower will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, its Certificate of Incorporation or Bylaws (each as amended to date) or any indenture, lease, agreement or other instrument to which the Borrower is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Borrower.

      2.6.  Compliance with Other Instruments.  The Borrower is not in violation of any provisions of its Certificate of Incorporation or its Bylaws as amended and in effect on and as of the date hereof, or of any provisions of any material instrument or contract to which it is a party or any judgment, decree, or order by which it is bound or, to its knowledge, any statute, rule, or regulation applicable to the Borrower. The execution, delivery, and performance of this Note, and the issuance of the Note, the Financing Shares, the Conversion Shares and the Subsequent Shares pursuant to the terms of the Note, will not result in any such violation or be in conflict with or constitute a default under any such provisions or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Borrower.

      2.7.  Litigation.  Except as set forth on Exhibit A hereto, there is no action, proceeding, or investigation pending or, to the best knowledge of the Borrower currently threatened against the Borrower before any court or administrative agency (or any basis therefor known to the Borrower). There is no action, proceeding, or investigation by the Borrower currently pending or that the Borrower intends to initiate.

      2.8.  Permits; Compliance with Applicable Law.  The Borrower has all material franchises, permits, licenses, authorizations, approvals and any similar authorizations from any foreign, Federal, state or local court, governmental authority, regulatory authority, self-regulatory agency or organizationn ("Permits") necessary for the conduct of its business as now being conducted by it and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned by the Borrower to be conducted. The Borrower is not in violation in any material respect of, or default in any material respect under, any such Permits. All such Permits are in full force and effect, and to the Borrower's knowledge, no violations have been recorded in respect of any such permits; no proceeding is pending or, to the knowledge of the Borrower, threatened to revoke or limit any such Permit; and no such Permit will be suspended, cancelled or adversely modified as a result of the execution and delivery of this Note and the consummation of the transactions contemplated hereby. Since the Borrower's inception, the conduct of the business of the Borrower has been in conformity with all applicable federal, state and other governmental and regulatory requirements, except where nonconformity or noncompliance would not, individually or in the aggregate, have a Material Adverse Effect. No investigation or review by any governmental entity with respect to the Borrower is pending, or to the knowledge of the Borrower, threatened.

      2.9.  Financial Statements.

        (a) The Borrower has delivered to the Holder the audited financial statements of the Borrower for the fiscal year ended December 31, 1999 and the unaudited, internally prepared financial statements of the Borrower for the fiscal period ended December 31, 2000 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States consistently followed (except in the case of the unaudited, internally prepared financial statements with respect to the absence of notes and outstanding year-end adjustments, which adjustments are not expected to be material) throughout the periods involved and fairly present in all material respects the financial condition, results of operations and changes in shareholders' equity of the Borrower as of the respective dates thereof and for the respective periods then ended.

        (b) Since September 7, 2000, (i) the Borrower has operated its business only in the ordinary course, (ii) there has not been, individually or in the aggregate, any change that would have a Material Adverse Effect, nor to the knowledge of the Borrower is any such change threatened and (iii) the Borrower has not increased the compensation of any of its officers or the rate of pay of any of its employees, except as part of regular compensation increases in the ordinary course of business.

      2.10.  Absence of Undisclosed Liabilities.  The Borrower does not have, and the Borrower does not know of, any liabilities or obligations (fixed or contingent, including without limitation any tax liabilities due or to become due) of the Borrower which, either individually or in the aggregate, are material and not disclosed in the Financial Statements.

      2.11.  Material Adverse Changes.  Since September 7, 2000, (a) there has been no material change in the business or financial prospects of the Borrower except as disclosed in the Borrower's Board of Directors Meetings that, individually or in the aggregate, is materially adverse to the Borrower, and (b) none of the material assumptions (financial or otherwise), operations, management or prospects of the Borrower nor any of its material properties or assets have been materially adversely affected by any occurrence or development (whether or not insured against). Immediately after giving effect to the issuance of the Note and the consummation of the other transactions contemplated hereby, the Borrower will not be insolvent.

      2.12.  Consents.  No consent, approval, or authorization of, or designation, declaration, notification, or filing with any governmental authority, regulatory authority or self-regulatory agency or organization on the part of the Borrower is required in connection with the valid execution, delivery and issuance of this Note, or the consummation of any other transaction contemplated hereby (other than such notifications or filings required under applicable federal or state securities laws, if any).

      2.13.  Brokers or Finders.  Neither the Borrower nor the Holder has incurred, or will incur, directly or indirectly, as a result of any action taken by the Borrower, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Note.

      2.14.  Borrower Status.  The Borrower is not (i) a "public utility holding company" or a "holding company" as defined in the Public Utility Holding Borrower Act of 1935, as amended, (ii) a "public utility" as defined in the Federal Power Act, as amended, or (iii) an "investment company" as defined in the Investment Company Act of 1940, as amended.

      2.15.  Offering Exemption.  Assuming the truth and accuracy as of the date hereof of the representations and warranties made by the Holder in the Purchase Agreement, dated as of September 7, 2000, between the Borrower and the Holder (except that any reference to "Securities" in such representations and warranties shall be deemed to be a reference to this Note), the offer and sale of the Note as contemplated hereby is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and under applicable state securities and "blue sky" laws, as currently in effect.

      2.16.  Disclosure.  Neither this Note nor any certificate, instrument or written statement furnished or made to the Holders by or on behalf of the Borrower in connection with this Note contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein in light of the circumstances under which they were made not misleading.

    3.  Borrower Covenants.  The Borrower covenants and agrees with the Holder as follows:

      3.1.  Required Authorization.  As soon as practicable after the date hereof, and in any event no later than five (5) business days following the date hereof, the Borrower will complete and submit an application (the "Application") to Nasdaq seeking an approval from Nasdaq to the effect that, notwithstanding the Marketplace Rules currently in effect for the Nasdaq Stock Market, the Borrower may complete the Financing without soliciting the approval of all holders of capital stock of the Borrower. Following the Borrower's receipt of any correspondence or other communication from any party with respect to the Application, including any response from Nasdaq, or with respect to the transactions contemplated hereunder or under the Summary of Terms, the Borrower shall promptly notify the Holder of such correspondence or communication and provide the Holder with a copy or, in the case of any oral communication, a transcript thereof. The Holder and the Borrower agree to execute and deliver such documents, certificates or instruments and to take any other reasonable actions as may be desirable or necessary in connection with the Application.

      3.2.  Increase to Authorized Capital.  The Borrower will amend its Certificate of Incorporation to increase the authorized number of shares of Common Stock to a number sufficient to allow fully each of the conversions contemplated in Sections 1(a) and 1(b) hereof.

      3.3.  Legal Fees.  Upon the conversion of any sum due under this Note pursuant to Sections 1(a) and 1(b) hereof, (i) immediately prior to such conversion one half of the accrued and unpaid legal fees due to the Holder by the Borrower (the "Legal Fees") shall be converted into Financing Shares or Conversion Shares, as the case may be, on the same terms as the amounts to be so converted hereunder and (ii) prior to or upon such conversion, the Borrower shall pay the Holder in cash for the balance of the Legal Fees.

    4.  Default.  In the event (i) of default when due of any payment of principal or interest hereof and such default is not cured within five (5) business days; or (ii) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; Borrower applies for a trustee, receiver or other custodian for it or a substantial part of its property; a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of its property; or any bankruptcy, reorganization, debt arrangement, or other case of proceeding, is commenced in respect of Borrower, or (iii) of a material breach by Borrower of the representations, warranties, covenants or agreements made herein which, after notice from the Holder, is not cured within fifteen (15) business days; then, upon the occurrence of any such event, the Holder may, without notice, declare the unpaid principal and interest on this Note, and all other obligations of Borrower to the Holder, at once due and payable, whereupon such principal, interest and other obligations shall become at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. The principal of this Note and any part thereof, and accrued interest, if any, shall bear interest at the rate of eight percent (8%) per annum after default until paid.

    5.  Waiver of Certain Rights.  All parties to this Note, including maker and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be without notice or consent of any of them.

    6.  Enforcement.  Upon default the Holder may employ an attorney to enforce the Holder's rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the Holder reasonable attorneys' fees plus all other reasonable expenses incurred by the Holder in exercising any of the Holder's rights and remedies upon default. The rights and remedies of the Holder as provided in this Note shall be cumulative and may be pursued singly, successively, or together against any other funds, property or security held by the Holder for payment or security, in the sole discretion of the holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

    7.  No Shareholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder of the Borrower.

    8.  Miscellaneous. The following general provisions apply:

      (a) This Note, and the obligations and rights of Borrower hereunder, shall be binding upon and inure to the benefit of Borrower, the Holder, and their respective heirs, personal representatives, successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Holder.

      (b) Recourse under this Note shall be to the general unsecured assets of Borrower only and in no event to the officers, directors or shareholders of Borrower.

      (c) Changes in or amendments or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of Borrower and the Holder.

      (d) All payments shall be made in such coin and currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

      (e) All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to Borrower or to the Holder at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto and shall be effective upon receipt:

    If to Borrower, at US SEARCH.com Inc., 5401 Beethoven Street, Los Angeles, California 90066, Attention: General Counsel.

    If to Holder, at Pequot Capital Management, Inc., 500 Nyala Farm Road, Westport, Connecticut 06880, Attention: Carol Holley and Amber Tencic.

      (f)  This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

    IN TESTIMONY WHEREOF, Borrower has caused this instrument to be executed in its corporate name by its Chief Executive Officer, by order of its Board of Directors first duly given, the day and year first above written.

US SEARCH.COM INC.
By:

Name:

EXHIBIT A

Disclosure Schedules

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Exhibit 4.2
CONVERTIBLE SUBORDINATED PROMISSORY NOTE
EXHIBIT A Disclosure Schedules